Exhibit 99.1

December 15, 2003

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces DVDPlusJ Presentation by Phil Carson at Surround Sound Convention

Tulsa, Okla - (BUSINESS WIRE) - December 15, 2003 EnXnet, Inc. (OTCBB:EXNT - news) - EnXnet, Inc. announces the presentation of DVDPlusJ by Phil Carson at the Surround Sound Convention held this past week in Los Angeles, California. EnXnet, Inc. holds a license to manufacture and market DVDPlusJ product, the DVD/CD hybrid disc technology from DVDPlusJ International. EnXnet, Inc. produces this product under license from legendary metal producer Dieter Dierks, the inventor and owner of the technology and trademark.

Phil Carson, President of the North American division of DVDPlusJ International, spoke on a panel for new technologies in the DVD field at the Surround Sound Convention. The presentation included the advantages of utilizing the DVDPlusJ platform for the 5.1 Surround Sound format. As some of Mr. Carson's previous accomplishments include signing AC/DC and bringing Virgin Records to the United States, he got the attention of the audience. "DVDPlusJ has the ability to combine all forms of digital music, video, and games on one disc that can play on any machine," said Carson, "it is the future of the physical disc."

One facet of EnXnet's marketing of the DVDPlusJ has been in the field of DVD Audio. DVD Audio is an up and coming format that allows the listener unprecedented listening pleasure by mastering music audio tracks in Dolby 5.1 Surround Sound and incorporating that quality sound in the DVD format. Although this format requires players that are currently rather expensive for the average U.S. consumer, EnXnet has marketed the concept of DVD Audio on the DVD side and CD Stereo audio on the CD side of the DVDPlusJ. This allows the consumer to enjoy the new artist's release on their existing audio equipment, and still have quality media to use when they upgrade to the new players. This concept has been well received within the industry. EnXnet has received several requests for this new audio format and plans to include it in their January production runs.

Mark Pempsell, Director of Marketing for EnXnet, Inc., said: "There is a huge market for both EnXnet and DVDPlusJ, with the ability to capture a market at its infancy and offer a product that not only satisfies the consumer CD market but helps drive the end user to pursue an upgrade to their existing equipment. Both recording artists and Audio/Video manufacturers see this as a win/win proposition."

Ryan Corley, President of EnXnet, Inc. had this to say: "We at EnXnet feel this past year was a year of listening and learning our market place needs and fulfilling those needs through our technology. EnXnet is now ready for 2004. We are currently in contract talks with industry leaders and expect to announce these contracts in the first part of 2004."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley

EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com